Exhibit 4.3

AMENDMENT NO. 2 TO

THE FIFTH AMENDED AND RESTATED

DECLARATION OF TRUST

AND TRUST AGREEMENT

This AMENDMENT NO. 2 (THE “AMENDMENT”) TO THE FIFTH AMENDED AND RESTATED DECLARATION OF TRUST AND TRUST AGREEMENT of GRAYSCALE BITCOIN TRUST (BTC) is made and entered into as of the 11th day of January, 2020, by and among GRAYSCALE INVESTMENTS, LLC, a Delaware limited liability company, DELAWARE TRUST COMPANY (formerly known as CSC Trust Company of Delaware), a Delaware corporation, as trustee, and the SHAREHOLDERS from time to time hereunder.

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RECITALS

WHEREAS, the Sponsor and the Trustee entered into the Fifth Amended and Restated Declaration of Trust and Trust Agreement dated as of September 12, 2018, as amended by Amendment No. 1 dated as of January 11, 2019 (the “Trust Agreement”);

WHEREAS, Section 10.1 of the Trust Agreement provides that the Sponsor and the Trustee may amend the Trust Agreement without the consent of the Shareholders, subject to certain exceptions; and

WHEREAS, the Sponsor and the Trustee wish to amend the Trust Agreement pursuant to Section 10.1 thereof, to clarify the rights of Shareholders of the Trust, with such amendment to be effective immediately as of the date hereof.

NOW, THEREFORE, pursuant to Section 10.1 of the Trust Agreement, the Trustee and the Sponsor hereby amend the Trust Agreement as set forth below.

ARTICLE I

AMENDMENTS

SECTION 1.1 Amendments. The Trust Agreement is hereby amended as follows:

(a) Section 7.4 of the Trust Agreement is hereby amended and restated in its entirety to read as follows:

Subject to any other requirements of applicable law including Section 3816 of the Delaware Trust Statute, no Shareholder shall have the right, power or authority to bring or maintain a derivative action, suit or other proceeding on behalf of the Trust unless two or more Shareholders who (i) are not Affiliates of one another and (ii) collectively hold at least 10% of the outstanding Shares join in the bringing or maintaining of such action, suit or other proceeding. This Section 7.4 shall not apply to any derivative claims brought under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations thereunder.

(b) Section 13.12 of the Trust Agreement is hereby amended and restated in its entirety to read as follows:

This Trust Agreement and Amendments No. 1 and No. 2 thereto constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings pertaining thereto.

ARTICLE II

MISCELLANEOUS

SECTION 2.1 Governing Law. The validity and construction of this Amendment shall be governed by the laws of the State of Delaware, and the rights of all parties hereto and the effect of every provision hereof shall be subject to and construed according to the laws of the State of Delaware without regard to the conflict of laws provisions thereof.

SECTION 2.2 Provisions In Conflict With Law or Regulations. (a) The provisions of this Amendment are severable, and if the Sponsor shall determine, with the advice of counsel, that any one or more of such provisions (the “Conflicting Provisions”) are in conflict with the Code, the Delaware Trust Statute, the Securities Act, if applicable, or other applicable U.S. federal or state laws or the rules and regulations of any Secondary Market, the Conflicting Provisions shall be deemed never to have constituted a part of this Amendment, even without any amendment of this Amendment pursuant to this Amendment; provided, however, that such determination by the Sponsor shall not affect or impair any of the remaining provisions of this Amendment or the Trust Agreement, or render invalid or improper any action taken or omitted prior to such determination. No Sponsor or Trustee shall be liable for making or failing to make such a determination.

(b) If any provision of this Amendment shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Amendment in any jurisdiction.

SECTION 2.3 Construction. In this Amendment, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of this Amendment.

SECTION 2.4 Counterparts; Electronic Signatures. This Amendment may be executed in one or more counterparts (including those by facsimile or other electronic means), all of which shall constitute one and the same instrument binding on all of the parties hereto, notwithstanding that all parties are not signatory to the original or the same counterpart. This Amendment, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

SECTION 2.5 Defined Terms. For purposes of this Amendment, any capitalized terms used and not defined herein shall have the same respective meanings as assigned to them in the Trust Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment No. 2 to the Amended and Restated Declaration of Trust and Trust Agreement as of the day and year first above written.

DELAWARE TRUST COMPANY,

By:	/s/ Alan R. Halpern
Name: Alan R. Halpern
Title: Vice President

GRAYSCALE INVESTMENTS, LLC, as Sponsor

By:	/s/ Michael Sonnenshein
Name: Michael Sonnenshein
Title: Managing Director

[Signature Page to Amendment No. 2 to Fifth Amended and Restated Trust Agreement]